Exhibit 99.1

THE OUTPOINT GROUP PRESENTATION TO INVESTORS OF FOOTSTAR, INC. OUTPOINT: True Stockholder Representation and Effective Board Oversight

2 Outpoint Offers True Stockholder Representation • Outpoint Capital is a long/short equity fund founded in 2005 by Jordan Grayson. • Outpoint started buying shares of Footstar in January 2006, and now owns 591,860 shares, representing 2.8% of the Company. • Outpoint’s interests are aligned with the interests of all stockholders - a tax-efficient liquidation of Footstar’s assets. THE OUTPOINT GROUP

3 Outpoint Has Been Advancing Shareholder Interests Since Prior to the 2007 Annual Meeting On March 22, 2007, Outpoint wrote to the CEO of Footstar, stating its intent to nominate Jordan Grayson to the Board, and expressing two major concerns: 1. Lack of stockholder communication: – After initial conversations with the Company’s CFO, Mike Lynch, Footstar’s management stopped returning Outpoint’s calls and messages in late 2006. – Footstar does not hold earnings calls, and other than its announcements of “special distributions” prior to this and last year’s annual meetings, it has issued no press releases since the beginning of 2007. 2. That Footstar would use its cash balance for a value-destroying acquisition or to get into an ancillary business without a stockholder vote -- with the purpose of perpetuating the employment of management and the Board. On April 10, 2007, Outpoint agreed to withdraw the nomination of Jordan Grayson for the Board in exchange for quarterly meetings with management and the opportunity to be “brought over the wall” to review any acquisition over $10 million. THE OUTPOINT GROUP

4 Footstar’s Declaration of a Special Distribution Was (and Is) a Hasty and Ill-Considered Reaction to Outpoint’s Bid for Representation On March 27, 2007, Footstar declared a $5 per share cash dividend: – In its 8-K the Company stated “While the Company is reviewing the tax characterization of this distribution, it currently contemplates treating this distribution as a return of capital.” As of March 31, 2007, Footstar had $90.8 million in cash and the $104.8 million special dividend put the Company in the potentially dangerous financial position of having to borrow money to purchase inventory for the key back-to-school selling season. On December 20, 2007, the Company filed an 8-K announcing that the $5 special dividend was not a return of capital and was, in fact, a taxable dividend. This year, too, Footstar has announced that it will pay out a $1 per share special dividend, again without a final determination of the dividend’s tax status. In order to pay the $1 dividend the Company had to renegotiate its $100m credit facility. Every bank in the syndicate dropped out except for Bank of America, and the credit facility was reduced to $50m – decreasing flexibility in the midst of an unprecedented credit crunch. THE OUTPOINT GROUP

5 The Time for Action is NOW! Footstar’s contract to manage the footwear departments at Kmart is not expected to be renewed, and the Company’s business will cease at the end of this year. Management, which has done an A+ job of running the business and preparing the Company for the end of the Kmart contract, will be leaving at the end of this year. Concerned with the disclosures from last year and the Board’s intentions post wind-down of the business, Outpoint sent a letter to the Company on March 8, 2008, nominating a slate of directors to run for the available board seats at the 2008 annual meeting. We then sought to negotiate with the Company to enter into a binding agreement that would ensure liquidation and the distribution of wind-down proceeds to stockholders in 2009. THE COMPANY REFUSED TO AGREE TO SUBMIT A BINDING LIQUIDATION PLAN FOR STOCKHOLDER APPROVAL. THE OUTPOINT GROUP

6 The Interests of the Current Footstar Board Are NOT Aligned With Other Stockholders In 2007 each non-employee director who served a full year received over $100,000 of compensation. In the two years since the Company emerged from bankruptcy, non-employee directors have received $1,800,000 in compensation. This year’s Board nominees together own fewer than 80,000 shares or less than 0.37% of the Company. Collectively, the seven non-employee directors other than the Chairman own 266,119 shares, representing just over 1% of the Company. The Chairman, Jon Couchman, owns a substantial number of shares, but that has not prevented him from using the Board to advance his own interests over that of fellow stockholders. – After settling with Outpoint last year, Footstar disclosed that the Board had approved the reimbursement of $160,000 of legal and banking expenses incurred by him in connection with his abortive bid for the Company. THE NEED FOR TRUE STOCKHOLDER REPRESENTATION IS CLEAR, ESPECIALLY AS THE COMPANY BEGINS TO WIND DOWN ITS BUSINESS THE OUTPOINT GROUP

7 Our Nominees Are Focused on Maximizing Stockholder Value and Offer Both Financial Management Expertise and Experience in Successful Liquidations Jordan Grayson Since 2005, Managing Partner of Outpoint Capital, a value oriented investment partnership with specialty in consumer and retail stocks. Before that 4 years as a senior investment professional specializing in retail and consumer oriented investment firms. Zachary Prensky Since 2003, Founder of Little Bear Investments, which provides capital to emerging companies and acquires and disposes of distressed assets. Before that 5 years as a Managing Director of Investment Banking at Wellfleet Partners. Zach has experience in liquidations at Aluminium.com, Inc. and Spider Financial, Inc., and has served on the boards of Register.com and GoAmerica, Inc. THE OUTPOINT GROUP

8 Our Nominees Will Work to Protect the Interests of ALL Stockholders • Work to ensure that a binding plan of liquidation is put before stockholders as soon as possible. • Work to minimize the cost and timetable for liquidation to maximize distributable proceeds. • Make sure capital is returned to stockholders in a swift and tax-efficient manner. • Seek to ensure the Board does not take any action that will serve to perpetuate the roles and incomes of Board members at the expense of shareholders. • If the Board votes to rescind the plan of liquidation and pursue another strategy, we will work to make sure that path is contingent on a stockholder vote for approval. THE OUTPOINT GROUP

9 The Choice is Clear -- VOTE the BLUE Proxy Card A prompt, tax-efficient liquidation is in the best interests of stockholders. The Board has refused to commit to a binding plan and timeline for liquidation and instead chose to use Company resources to resist any oversight or accountability. This is a highly compensated Board that may have divergent interests from stockholders. Our nominees are highly-qualified with relevant financial management expertise and experience in liquidations – exactly what the Company needs post winddown. Our nominees are independent with no divergent interests, no conflicts, and significant stock ownership. THE OUTPOINT GROUP jhlj Please VOTE for the Outpoint nominees on the BLUE proxy card TODAY.

10 APPENDIX THE OUTPOINT GROUP

11 March 22, 2007 Jeffrey Shepard Chief Executive Officer Footstar, Inc. 933 MacArthur Blvd. Mahwah, New Jersey 07430 Dear Mr. Shepard, My name is Jordan Grayson and I am the managing member of Outpoint Capital Management. LLC, a New York based investment manager. Outpoint is the beneficial owner of 200,220 shares of Footstar common stock which places us among the largest institutional investors in the company. We have been long-term shareholders of Footstar since January 2006, when the company was still in bankruptcy, and have continued to add to our position since that time. We have extensive experience investing in the retail-consumer sector with a focus on small-cap companies and carefully monitor the underlying business strategy, operations and financial performance of each of our investments. Since emerging from bankruptcy, management has done an excellent job creating shareholder value through prudent capital management and strong free cash flow generation. Footstar now has close to $5 per share in net cash as well as owned real estate and brands worth – in my estimation – at least $2 to $3 per share. This implies that at current prices the market assigns no value to the $163 million NOL balance, future cash generation, the opportunity for the extension of the Kmart contract or other potential business combinations. As such, we believe Footstar is substantially undervalued. While we have been impressed by Footstar’s financial and operating performance, the company is at an important crossroads given the impending cessation of the Kmart contract. We are mindful that value can be both destroyed as well as created and we would like to ensure that Footstar’s future strategic actions give the proper weight to shareholder interests. We are concerned that despite the likelihood of significant strategic change in the next 12 to 21 months (through the end of the Kmart contract), management seems to have taken a “radio silence” approach to investor communication at a time when we feel shareholder feedback is most important. Footstar issues no press releases (confirmed by the statement on your web site under investor resources/press releases that states that “no press releases are posted at this time”), holds no quarterly conference calls and is unresponsive to shareholder requests for site visits and/or management meetings. Although we have spoken to CFO Mike Lynch on several occasions in the past year, for the past six months we have not received any return phone calls despite repeated voice-mail and e-mail messages. The lack of communication and access to management leaves investors with the impression that shareholders are not a top priority for the company. This is especially troubling to us given the imminent decision that Footstar’s board of directors must make regarding the company’s future. Without shareholder input there is the potential for the company to choose a direction that serves to continue the employment of management and the board but that is not in the best interest of shareholders. As such, we feel compelled to run for a seat on the board of directors at the upcoming annual meeting to ensure that shareholder interests are properly represented. We believe our industry knowledge and financial experience will be valued by the board and our sizable stock ownership aligns our interests with shareholders. We would welcome the opportunity to speak with you personally to discuss our concerns. Thank you in advance for your careful consideration of this matter. Sincerely, Jordan Grayson Managing Member Outpoint Capital Management, LLC CC: Jonathan M. Couchman, Chairman of the Board Alan Kelly, Chairman of the Audit Committee Marc Weingarten, Partner, Schulte Roth & Zabel LLP

12 FOOTSTAR, INC. 933 MacAuthur Blvd Mahwah, NJ 07430 April 10, 2007 Outpoint Offshore Fund, Ltd. Queensgate House, South Church Street George Town, Grand Cayman Attn: Mr. Jordan Grayson Dear Mr. Grayson: As discussed with you over the last several days, and for consideration in connection with the withdrawal and termination of the two letters sent to the Company dated March 23, 2007 relating to certain matters to be considered at the 2007 Annual Meeting of Stockholders, Footstar, Inc. (the “Company”) agrees to provide you with the following opportunity to discuss the Company’s business, from now until the earlier of December 31, 2009 and the date you cease to beneficially own more than 1% of the Company’s Common Stock: 1. Once a calendar quarter, at your request and at times convenient to both you and the Footstar CEO, the CEO will meet with you (in person, as you and the CEO arrange) to review, discuss and answer questions about the Company’s business and operations, including but not limited to financial performance, cash flow generation, balance sheet condition, market dynamics and the current competitive environment. During these meetings the CEO will not provide information that, in the Company’s judgment, could constitute material non-public information or could give rise to a Regulation FD disclosure obligation on the part of the Company. Notwithstanding the foregoing, if you are interested in receiving such information, such information may be provided if you execute a mutually agreed upon confidentiality agreement. 2. If the Company enters into a definitive agreement to acquire a business (whether by purchase of equity interests or assets) in which the purchase price exceeds $10 million, after public announcement of such agreement by the Company, if requested by you and upon execution of a mutually agreed upon confidentiality agreement, the Company will provide access to such information as it reasonably deems appropriate regarding the business to be acquired and the decision of the Company to make such acquisition. Agreed and Accepted. Very truly yours, OUTPOINT OFFSHORE FUND, LTD FOOTSTAR, INC. By:  By: Jordan Grayson, Director Jon Couchman, Chairman